Exhibit 99.1

Vaxart Provides Business Update and Reports Second Quarter 2021 Financial Results

Company makes advances with its disruptive oral vaccine portfolio

Cash, cash equivalents, and marketable securities of $198.9 million as of June 30, 2021

SOUTH SAN FRANCISCO, Calif. – August 5, 2021-- Vaxart, Inc. (Nasdaq: VXRT) issued its business update today for the second quarter of 2021, reporting strong forward momentum in development of oral tablet vaccines that it believes can revolutionize public health.

Vaxart, a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, announced its business progress and provided financial results for the second quarter ended June 30, 2021.

“By any measure, Vaxart showed real forward momentum during the last quarter,” CEO Andrei Floroiu said. “We strengthened our balance sheet, made major research advances, deepened our scientific knowledge, grew the company, and took the company closer to our goal of developing disruptive oral tablet vaccines that can have a material impact on the world’s public health.”

Recent Business Highlights

Corporate Developments

●	Vaxart raised $36.2 million in net proceeds from its $250 million at-the-market facility in the three months ended June 30, 2021.

●	Vaxart signed an exclusive worldwide licensing agreement with Altesa Biosciences, Inc. to allow Altesa to develop and commercialize Vaxart’s Vapendavir, a clinical-stage broad spectrum antiviral.

o	The licensing agreement provides for milestone payments up to $130 million and royalties for global Vapendavir sales.

●

Building out the infrastructure necessary to support its groundbreaking research, Vaxart added to its management team and strengthened its research, clinical, and manufacturing groups and R&D infrastructure. The number of R&D employees grew by 36% in the quarter to 49 full-time employees.

Pre-Clinical and Clinical

Platform-Wide Developments

●

Vaxart completed its first boosting study, which showed in clinical trials that its norovirus vaccine built on the VAAST™ platform can successfully boost immune responses in subjects previously vaccinated with a Vaxart oral vaccine more than a year earlier.

o	The research supports the company’s thesis that its oral tablet vaccines have the potential to be used annually for indications that may require a boost such as flu or COVID-19.

o	The data announced that Vaxart’s vaccines may not suffer from certain antibody response challenges that can occur with viral vector-based vaccines.

COVID-19 Vaccine Developments

While the nation’s death and illness tolls have fallen markedly since the beginning of the last quarter, new variants such as the Delta strain continue to worry national political and health leaders. Vaxart broadened its research into the various COVID-19 strains while continuing its development of an oral tablet vaccine. Among the most significant developments in the second quarter:

●	The U.S. Food and Drug Administration cleared Vaxart to move to its next phase of COVID-19 testing with a study of its next generation S-1 construct.

o	Vaxart is manufacturing the vaccine necessary to start the Phase 2 clinical study of its S-Wuhan construct and expects to begin this study shortly.

o

A Non-Human Primate study of the S&N construct along with S-Wuhan and S-South Africa constructs showed optimal performance by the S-Wuhan construct and also cross reactivity against all variants tested. The decision was made to the S-Wuhan vaccine construct into Phase 2.

Norovirus Vaccine Developments

Norovirus is a highly infectious illness that affects around 20 million Americans annually, with an annual economic impact of approximately $10.5 billion in the United States.

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In addition to its boosting study, Vaxart enrolled the first subjects in a Phase 1b placebo-controlled, dose-ranging, repeat dose trial investigating its oral norovirus vaccine candidate in elderly subjects aged 55 – 80 years.

o	This study is designed to evaluate the safety and immunogenicity of Vaxart’s candidate, which is the only clinical stage norovirus oral tablet vaccine actively being developed.

Financial Results for the Three Months Ended June 30, 2021

●

Vaxart ended the quarter with cash, cash equivalents, and available-for-sale debt securities of $198.9 million, compared to $177.3 million as of March 31, 2021. The increase was primarily due to net receipts of $36.2 million from the Company’s $250 million at-the-market facility entered into in October 2020 and $0.9 million from the exercise of warrants and options, partially offset by $13.2 million of cash used in operations and $2.2 million spent on property and equipment.

●

Vaxart reported a net loss of $16.1 million for the second quarter of 2021 compared to $9.0 million for the second quarter of 2020. Net loss per share for the second quarter of 2021 was $0.13, compared to a net loss of $0.12 in the second quarter of 2020. The small increase in net loss per share was due to the increase in net loss being mostly offset by the increase in the weighted average number of shares outstanding.

●

Revenue for the second quarter of 2021 was $112,000 compared to $523,000 in the second quarter of 2020. The decrease was principally due to the absence of royalty revenue related to Relenza sales in Japan as a result of the patent expiring and a reduction in royalty revenue related to Inavir sales in Japan as a result of lower incidences of seasonal influenza.

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Research and development expenses were $10.7 million for the second quarter of 2021 compared to $5.1 million for the second quarter of 2020. The increase was mainly due to manufacturing and clinical trial expenses related to the COVID-19 and norovirus vaccine candidates.

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General and administrative expenses were $5.2 million for the second quarter of 2021 compared to $3.9 million for the second quarter of 2020. The increase was mainly due to higher insurance expenses and an increase in headcount and related costs.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using tablets that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary tablet vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Its development programs currently include tablet vaccines designed to protect against coronavirus, norovirus, seasonal influenza, and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immuno-oncology indication. Vaxart has filed broad domestic and international patents covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from pre-clinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data (including plans with respect to the COVID-19 and norovirus vaccine product candidates); expectations relating to Vaxart’s relationship with Emergent BioSolutions, Inc., Kindred Biosciences and Attwill Medical Solutions Sterilflow, LP, including their ability to produce cGMP vaccines and the timing thereof; expectations relating to future license royalties (including forecasts in connection with Vaxart’s license agreement with Altesa Biosciences, Inc.); Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over injectable alternatives, particularly for coronaviruses such as SARS, MERS and SARS-CoV-2; expectations regarding Vaxart’s ability to develop effective vaccines against new and emerging variant strains; expectations regarding the timing and nature of future developments and announcements, including those related to trials and studies; the potential applicability of results seen in our preclinical studies or trials to those that may be seen in humans or clinical trials; the expected role of mucosal immunity in blocking transmission of COVID-19; and Vaxart’s expectations with respect to the effectiveness of its product candidates, including Vaxart’s potential role in mitigating the impact of COVID-19. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control, including the ongoing COVID-19 pandemic; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact

Vaxart Media Relations:

Mark Herr

Vaxart, Inc.

(203) 517-8957

mherr@vaxart.com

Vaxart, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$165,266	$126,870
Investments in debt securities	33,657	—
Accounts receivable	107	334
Prepaid and other assets	5,172	1,699
Property and equipment, net	4,339	1,480
Right-of-use assets, net	5,808	6,838
Intangible assets, net	14,495	15,361
Total Assets	$228,844	$152,582

Liabilities and stockholders’ equity
Accounts payable	$3,702	$2,133
Accrued and other liabilities	4,279	4,908
Liability related to sale of future royalties	14,927	14,929
Operating lease liabilities	6,154	7,208
Total liabilities	29,062	29,178
Stockholders’ equity	199,782	123,404
Total liabilities and stockholders’ equity	$228,844	$152,582

(1) Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2020, included on the Form 10-K filed with the Securities and Exchange Commission on February 25, 2021.

Vaxart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except share and per share amounts)

Revenue	$112	$523	$618	$3,425
Operating expenses:
Research and development	10,737	5,114	20,810	6,656
General and administrative	5,150	3,896	11,094	5,886
Restructuring costs	—	39	—	103
Total operating expenses	15,887	9,049	31,904	12,645
Loss from operations	(15,775)	(8,526)	(31,286)	(9,220)
Other income and (expenses), net	(311)	(425)	(769)	(875)
Loss before income taxes	(16,086)	(8,951)	(32,055)	(10,095)
Provision for income taxes	30	26	68	179
Net loss	$(16,116)	$(8,977)	$(32,123)	$(10,274)
Net loss per share, basic and diluted	$(0.13)	$(0.12)	$(0.27)	$(0. 15)
Shares used in computing net loss per share, basic and diluted	120,925,570	74,675,131	118,174,099	67,676,138